For Immediate Release

Varsity Group Inc. Reports Record Third Quarter With $5.5M Pre-Tax Income

and Projects Record Fiscal Year

Washington, D.C., November 15, 2004 -- Varsity Group Inc. (NASDAQ: VSTY) today reported record financial results for the third quarter of 2004 highlighted by pre-tax income of $5.5 million, a 43% increase from the pre-tax income of $3.8 million recorded for the third quarter of 2003. Revenue increased 49% to $32.1 million from $21.5 million for the three months ended September 30, 2004 and September 30, 2003, respectively. Revenue growth was driven by the continued expansion of the Company's flagship eduPartners program, serving over 315 educational institutions in the recently completed third quarter 2004 back-to-school season, compared to 210 schools during the same period in 2003.

Net income increased to $7.3 million, or $0.41 per diluted share, for the three months ending September 30, 2004, compared to $3.8 million, or $0.22 per diluted share, for the three months ending September 30, 2003. Included in net income for 2004 is a net tax benefit of $1.9 million compared to no tax benefit recognized during the same period in 2003. The net tax benefit is a product of a reduction in the deferred tax asset valuation allowance of $4.0 million, offset by an income tax provision of $2.1 million related to earnings recorded during the three months ending September 30, 2004.

"This quarter's record results were the product of another extremely strong back-to-school selling season in 2004 and stands as a testament to the hard work of our employees and strength of our eduPartners model," commented Eric Kuhn, Chairman and Chief Executive Officer of Varsity Group Inc. "We continued the successful expansion of our eduPartners program, delivering a superior online bookstore solution to over 315 schools this summer and shipping over one million textbooks to over 125,000 families nationwide. Financially, we demonstrated our ability to continue to rapidly and profitably expand our business. Capping off an extremely exciting and rewarding quarter, we celebrated our return to the NASDAQ National Market on September 29, 2004."

"We view the market opportunity for our eduPartners program with tremendous optimism and are excited about the potential to continue to scale our business, expand the eduPartners franchise and create shareholder value. Toward that end, we will continue to explore opportunities to leverage the portfolio of assets we have developed including a rapidly growing base of school and individual customers, considerable cash reserves and a strong balance sheet."

Separately, the Company announced that on November 12, 2004, the Company purchased 83,334 previously issued and outstanding shares of Varsity Group Inc. Common Stock from its Chief Executive Officer.

ABOUT VARSITY GROUP INC.
Varsity Group Inc. is a leading provider of online bookstore solutions for educational institutions. Founded in 1997 as VarsityBooks.com, the company pioneered selling new college textbooks over the Internet. Building on its textbook expertise, Varsity Group offers educational institutions the opportunity to outsource textbook procurement operations by utilizing eduPartners, its e-commerce solution for schools.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

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Contact:

Jack Benson

Chief Financial Officer

jack.benson@varsity-group.com

202-667-3400

VARSITY GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales:
Product	$ 29,275	$ 19,628	$ 31,967	$ 21,149
Shipping	2,797	1,837	3,029	2,055
Total net sales	32,072	21,465	34,996	23,204

Operating expenses:
Cost of product	19,599	13,274	21,431	14,337
Cost of shipping	2,108	1,147	2,294	1,279
Sales and marketing	3,744	2,488	4,994	3,251
Tax related benefit	--	--	--	(515)
Product development	98	61	158	180
General and administrative	1,153	687	2,178	1,397
Non-cash compensation	9	48	40	179
Total operating expenses	26,711	17,705	31,095	20,108

Income from operations	5,361	3,760	3,901	3,096

Other income, net	102	53	207	185

Income before income taxes	5,463	3,813	4,108	3,281

Income tax benefit (1)	1,882	--	3,406	--

Net income	$ 7,345	$ 3,813	$ 7,514	$ 3,281

Net income (loss) per share:
Basic	$ 0.44	$ 0.23	$ 0.45	$ 0.20
Diluted	$ 0.41	$ 0.22	$ 0.43	$ 0.19

Weighted average shares:
Basic	16,760	16,516	16,703	16,412
Diluted	17,894	17,467	17,652	17,418

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ("SFAS 109") "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence pursuant to the requirements of SFAS No. 109, including current and historical results of operations, the annual limitation on utilization of net operating loss carry forwards pursuant to Internal Revenue Code section 382, future income projections and the overall prospects of our business. During the second and third quarters of fiscal 2004, management reassessed the potential realization of its remaining valuation allowance based on its current financial projections for the remainder of fiscal 2004, estimates of future profitability and the overall prospects of the Company's business and concluded that it was more likely than not that a portion of the recorded deferred tax benefits would be realized. Accordingly, the Company released $1.0 million and $4.0 million of its deferred tax asset valuation allowance in the three months ended June 30, 2004 and September 30, 2004, respectively, which has resulted in a net tax benefit for the periods and an increase to net income. For the three months ending September 30, 2004, the $4.0 million reduction in valuation allowance was offset by an estimated income tax expense of $2.1 million, resulting in a net income tax benefit of $1.9 million for the period. For the nine months ending September 30, 2004, the $5.0 million reduction in valuation allowance was offset by an estimated income tax expense of $1.6 million, resulting in a net income tax benefit of $3.4 million for the period.

VARSITY GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$ 12,175	$ 19,904
Accounts receivable, net	5,571	546
Inventory	2,349	328
Other	246	138
Total current assets	20,341	20,916
Property, plant and equipment, net	932	175
Deferred income taxes	5,499	2,093
Long term investments	6,016	--
Other assets	27	22
Total assets	$ 32,815	$ 23,206

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 768	$ 176
Other accrued expenses and other current liabilities	1,825	1,186
Taxes payable	1,127	443
Total current liabilities	3,720	1,805

Total stockholders' equity	29,095	21,401
Total liabilities and stockholders' equity	$ 32,815	$ 23,206